 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 27, 2021, with respect to the financial statements of RXR Acquisition Corp. contained in this Registration Statement on Form S-1 (File No. 333-253024), which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

New York, New York

March 3, 2021